Exhibit 10.11

Summary of Change to Chief Executive Officer Compensation

On June 1, 2006 our compensation committee increased the salary of our President and Chief Executive Officer, Michael R. Minogue, to $345,000. In addition, the committee set Mr. Minogue’s target bonus for our fiscal year ended fiscal March 31, 2007 at $345,000.